EXHIBIT 10



                          American Access Technologies
                Co-Marketing Alliance Agreement (revised 8/2/99)


This Co-Marketing Alliance Agreement ("Agreement") is entered into this ____ day of _________ 1999, by and between Herman Miller, Inc. ("HMI"), 855 East Main Ave., P.O. Box 302, Zeeland, Michigan 49464-0302, a Michigan corporation with its principal headquarters located in Zeeland, Michigan, and American Access Technologies (AATK), 37 Skyline Drive, Suite 1101, Lake Mary, Florida 32746, a Florida corporation with its principal headquarters located in Lake Mary, Florida.

                               Statement of Facts

HMI manufactures and markets a comprehensive line of office furniture and seating. AATK manufactures and markets a line of telecommunication connectivity products supporting zone distribution of data.

In order to provide a greater range of zone distribution telecommunication connectivity solutions to customers of HMI and its subsidiaries, as well as to increase market opportunities for AATK, HMI and AATK agree that it would be mutually beneficial to jointly promote sale of AATK products.

AATK and HMI will jointly promote the use of AATK products in Ethospace and Systems Bridge products using AATK's Ethocom and Comdeck products. AATK will sell directly to clients utilizing their products in conjunction with HMI's Ethospace and Systems Bridge products. AATK is responsible to sell, specify, plan, install, invoice, and provide service for their products through its manufacturer representative and value added resellers (Network). HMI will not take title to AATK's products unless otherwise agreed to by HMI and AATK. At its discretion, HMI may employ a technical selling consultant to assist with integration, training, and promotion of AATK products. AATK will provide Ethocom and Comdeck technical training for HMI and its distribution channel, as its cost, to support the sale of its products.

HMI authorizes AATK's purchase of Systems Bridge frames for resale to the Competitive Local Exchange Carrier (CLEC) market. AATK will factory-fit the Systems Bridge frames with mounting racks and telecommunications devices as specified by the CLEC, and then sell, install, and service the completed unit to the CLEC at prices agreed to by AATK and the CLEC.

                                    Agreement

In consideration of the facts set forth above and the mutual promises and undertakings set forth below, the parties agree as follows:

1.      License

        1.1 AATK assigns its rights in the Ethocom mark to HMI. During the term of this agreement, HMI grants AATK a license to use the mark "Ethocom" in connection with the sale and promotion of HMI's Ethospace and Systems Bridge products manufactured and sold within the United States, Canada, Europe and Latin America.

        1.2 AATK may, for the duration of this Agreement, to use the name of Ethocom, as earlier assigned to HMI in this Agreement, for identification and promotion of those zone distribution products. Any exceptions to this must be with prior written approval by HMI.

        1.3 HMI remains the sole and exclusive owner of all trademarks, names, designs, or other items licensed under the mark of Ethospace and Systems Bridge.

2.      Distribution

        2.1 AATK will maintain the network required to support the sale, specification, installation, and service for its Ethocom and Comdeck products in the United States, Canada, Europe, and Latin America (Network). HMI reserves the right to periodically review and approve the organizations selected as the Network.

        2.2 AATK will ensure the Network will meet quality and service standards established by AATK, the Telecommunications Industry Association (TIA), Electronic Industry Association (EIA), the National Electrical Code (NEC), and other appropriate US and International standards and code authorities. Any proposed changes or additions to the Network will be communicated to HMI at least 30 days prior to the change.

        2.3 AATK, and its Network, will sell Ethocom and Comdeck products directly to Customers, except as otherwise stated in below and in
               Section 4.2. Ethocom and Comdeck sales to the US Government will be governed by the General Services Administration ("GSA") multiple award schedule contracts held by HMI. The sale of Ethocom and Comdeck products to federal government civilian agencies, the Department of Defense, and select State and Local Government direct accounts will be handled by HMI on an exclusive basis.

        2.4 HMI agrees to sell Systems Bridge Products to AATK for resale to the Competitive Local Exchange Carrier (CLEC) market. The Product list and discount for purchases of these products is listed in
               Exhibit 1. AATK agrees to coordinate with HMI and its distribution channel to provide any required finish tiles and / or furniture components. AATK agrees not to promote or sell Products purchased under this discount to customers who are not CLEC's.

        2.5 AATK agrees not to sell or make available the Ethocom and/or Comdeck products, or equivalents, to its Network, competitive dealers, agents, or contractors for installation in competitive frame and tile or systems furniture products unless prior written permission has been given by HMI's Vice President of Marketing.

3.      Manufacturing

        3.1 AATK will manufacture Ethocom and/or Comdeck, or equivalent, products according to printed standards with documented production processes.

        3.2 Ethocom and Comdeck products and product enhancements will meet all applicable BIFMA, TIA, EIA, NEC, and international, national and local construction codes and standards. AATK will be exclusively responsible for ensuring the products meet applicable codes and customer safety and performance expectations.

        3.3 HMI will inform AATK of product and engineering changes to Ethospace and Systems Bridge products 90 days in advance of production.

        3.4 AATK agrees to deliver the Ethocom and/or Comdeck products in a sufficient quantity, dictated by customer-demand, to the installation location in a coordinated manner with the furniture products, in less than a four-week (4) lead time, including staging time at the HMI dealer or Customer location.

4.      Pricing

        4.1 AATK retains the right to establish the prices for Ethocom and Comdeck products sold directly to clients by AATK, except for Customer pursuant to 4.2.

        4.2 The price for those Ethocom and Comdeck products, sold directly to HMI for resale to the US Government and select State and Local Government Agencies, or a subsidiary for resale to third parties, by AATK or the AATK Network during the term of this Agreement will be equal to_______% off AATK's then current list price. (See
               Exhibit 2 for AATK's current list prices) HMI intends to sell Ethocom and Comdeck products directly to the US Government and select State and Local Government accounts, utilizing the GSA multiple award schedule contract discount schedule for Ethospace and Systems Bridge. AATK will ensure its compliance to all applicable GSA contract terms/conditions (i.e. price reduction clause). The HMI Government Sales Team will provide the necessary contract and technical support to ensure AATK is in full compliance with the applicable GSA terms/conditions. AATK agrees to provide HMI, in a timely manner, with periodic sales and /or pricing reports as needed to ensure compliance to the GSA contract terms and conditions.

        4.3 All Ethocom and Comdeck products shipped by AATK will be sold under terms and conditions as established by AATK, with exception of those terms and conditions defined under 4.2.

5.      Promotion

        5.1 Promotional literature and programs developed by AATK and its Network referencing Ethospace(TM), Systems Bridge(TM), or Herman Miller(R) shall be submitted to HMI Marketing and are subject to approval prior to publication and release.

        5.2 HMI will provide promotional, specification, and pricing literature, including electronic media, to support the integration of the AATK products into Ethospace and Systems Bridge as agreed by both parties.

        5.3 AATK will publish and make available to HMI, at no charge, reasonable quantities of appropriate AATK promotional, specification, and pricing literature, including electronic media, as agreed to by both parties. HMI will make the referenced literature available to salespeople and Herman Miller dealers through the normal Sales Source program and standard distribution policies. Reasonable additional costs for the distribution of such materials will be paid for by HMI.

        5.4 At its discretion, HMI will provide the opportunity for presentation of Ethocom and Comdeck product training by AATK at HMI training sessions.

        5.5 AATK is allowed to purchase reasonable quantities of HMI products, as mutually agreed by both parties, for use in showroom displays and trade shows promoting the integration of HMI and AATK products. Such products will be available to AATK at HMI's prevailing dealer display discount and must be ordered by AATK through HMI Marketing. Such products are to be used for display only and are not to be resold to any third parties.

        5.6 HMI is allowed to purchase reasonable quantities of AATK products, as mutually agreed by both parties, for use in showroom/facility displays and trade shows. Such products will be available to HMI at AATK's prevailing display discount and must be ordered by HMI through AATK. Such products are to be used for display only and are not to be resold to any third parties.

6.      Commission to HMI Salesperson

        6.1 It is the intent of AATK and HMI that HMI compensation issues will be administered by the HMI sales organization. AATK shall not pay any additional commissions to HMI salespersons for Ethocom and Comdeck product sales. A portion of the Alliance Fee as described in 8.1 pays this commission.

        6.2 Within thirty (30) days after the close of each month, AATK will provide HMI and its subsidiaries appropriate documentation to calculate the sales commissions due their respective salespeople.

        6.3 Sales commission fees will not be paid by AATK to HMI for Ethocom and Comdeck product sales as described in 4.2. It is the intent of AATK and HMI to include the cost of sales commissions to HMI salespeople in the inter-company transfer price established in
               4.2. Commissions for sales of Ethocom and Comdeck product to the US Government and select State and Local Government accounts will be administered by the HMI sales organization.

7.      Product Line Expansion

        7.1 Neither HMI nor any HMI subsidiary will, during the term of this Agreement, attempt to market other slip-fit telecommunication frames as part of the Ethospace system or Systems Bridge products unless otherwise agreed to in writing by AATK.

        7.2 AATK, during the term of this Agreement, will not market office furniture or office seating unless otherwise agreed to in writing by HMI.

        7.3 AATK agrees to limit AATK's marketing efforts to Ethospace and Systems Bridge slip-fit telecommunications frame products and associated sale, planning, specification, and installation services. This marketing effort covers new product sales, as well as specification of product for installation into the existing installed base (Retrofit).

8.      Alliance Fee

        8.1 AATK agrees to pay to HMI an alliance fee as payment for access to the distribution channel, product design, support, marketing assistance, and sales compensation, for all qualifying sales. The alliance fee on qualifying sales (at net sell price, excluding Systems Bridge sales directly to AATK for the CLEC market, and sales to US Government and select State and Local Government contracts as described in 6.3) will be:

         o     5% of net sell price by AATK

               Qualifying sales include all sales of Ethocom and Comdeck products except for direct sales to HMI and its subsidiaries as described in 4.2 and 5.7 above.

        8.2 AATK agrees to pay the alliance fee to HMI, within thirty (30) days of the close of each month for all products sold, shipped, and invoiced by the close of the month referenced. AATK shall maintain records sufficient to verify net sales, percentages, and fees paid. AATK further agrees that HMI, at its own expense and with reasonable notice, has the right to audit all transactions to verify the alliance fee payments. AATK agrees to pay any shortfall in alliance fee payments uncovered by an audit within thirty (30) days and audit costs if a shortfall were uncovered.

9.      Contract Term

        9.1 HMI and AATK agree to continue this Marketing Alliance Agreement for a period beginning June 1, 1999, and continuing through June 1, 2001, unless terminated under the provisions set forth in
               Section 10.

        9.2 HMI and AATK agree that this Agreement does not create a fiduciary relationship between them and that AATK shall be an independent contractor. Nothing in this Agreement is intended to constitute either party as agent, legal representative, subsidiary, joint venture, or employee of the other for any purpose whatsoever.

        9.3 Each party agrees that nothing in this Agreement authorizes the other party to make any contract, agreement, warranty, or representation on behalf of the other party or to incur any debt or other obligation in the name of the other party. Neither party shall in any event assume liability for, or be deemed liable hereunder as a result of, any such action, or by reason of any act or omission of the other party and its conduct of its business or any claim or judgment arising therefrom against the other party. Each party shall indemnify and hold harmless the other party against any and all claims from third parties arising directly or indirectly from, as a result of, or in connection with the other party's business operation or actions under this Agreement, or any orders or contracts entered into or related hereunder, as well as to the cost, including attorney's fees, of defending against them.

        9.4 AATK shall indemnify HMI and hold it harmless against all claims, suits, or actions alleging that the manufacture, use, or sale of such goods infringes any patent, trademark, copyright, or other proprietary right with respect to Products supplied under this Agreement which were designed or specified by AATK, as well as the costs, including attorney's fees, of defending against them.

        9.5 During the term of this Agreement, each party shall maintain in effect insurance in coverage and amounts appropriate for its business including worker's compensation, casualty, personal injury, and property damage. Each part shall also maintain product liability insurance in an amount not less than one million dollars ($1,000,000) and shall furnish proof of all insurance coverage to the other party upon request.

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


10.     Termination

        10.1 This Agreement will automatically renew annually upon expiration of the original term, unless either party notifies the other of their desire to terminate 90 days prior to expiration.

        10.2 This Agreement may be canceled given ninety (90) days written notice in the event of a breach which is not cured within thirty
               (30) days of the written notice given to the party in default specifying the breach.

        10.3 This Agreement may be terminated immediately if either HMI or AATK a) becomes insolvent or b) files a petition for voluntary bankruptcy or c) shall be adjudicated bankrupt or d) is subject to receivership or e) materially breaches a provision of the Agreement or f) if the agreement is terminated pursuant to 11.

        10.4 HMI or AATK shall give the other written notice of termination upon the occurrence of any such event described in 10.1 and / or10.2 above, delivered by registered or certified mail, postage prepaid, return receipt requested, specifying the reason for the termination. Termination shall be effective upon notice except if given pursuant to paragraph 10.3, in which event the defaulting party shall have 30 days within which to cure the default. If the default is not cured within the 30-day period, this Agreement shall terminate forthwith, without further notice.

        10.4 Upon termination for any reason, AATK and its Network will immediately cease use of the Ethospace, Systems Bridge, Herman Miller, and Ethocom marks, and will destroy all advertising literature.

        10.5 In the event of a termination, unless otherwise agreed upon by the parties, any outstanding orders shall be completed by AATK and all contractual obligations of each party shall be completed as though this Agreement were in effect. HMI shall be obligated to make payments to AATK for all deliveries made or for orders canceled by HMI as though this Agreement were in full force and effect.

        10.6 In the event AATK or any subsequent majority owner(s) or group of owner(s) decide to discontinue production of Ethocom, Comdeck, and/or other products added subsequent to the date of this Agreement, HMI retains the first rights to the manufacturing and intellectual property for the affected products.

11.     Change of Ownership

        If during the period of this Agreement AATK proposed to enter into any agreement or transaction which will result in a change in control of AATK (as hereinafter defined), then in that event, AATK shall give HMI the right to enter into such transaction on the same terms, but for a consideration equal to or higher than the proposed transaction. AATK shall allow HMI adequate time to conduct due diligence, in the event of a proposed change of control. HMI shall be required to notify AATK of its acceptance of any such proposal within five (5) business days of completion of due diligence.

        Change of Control shall mean: (a) a person or entity or group of affiliated persons shall acquire more than fifty percent (50%) of the outstanding voting power of AATK; or (b) AATK shall sell substantially all of its assets or be merged or consolidated with another corporation or entity under such terms as to result in the shareholders or beneficial owners of such other corporation or entity have more than fifty percent (50%) of the voting power of the resulting or continuing corporation or other entity.

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


12.     Product Development

        12.1 AATK will provide all design and development resources necessary to support the product line.

        12.2 AATK is free to create product enhancements for the Ethocom and Comdeck product lines that satisfy TIA, EIA, NEC, and other current code and standards requirements. Any product enhancements must protect historic and current HMI customers from product obsolescence and must guarantee retrofitability with the new product(s).

        12.3 Costs incurred to (1) gain approvals for new product lines or additions to existing lines, (2) obtain or maintain current approvals as the result of any product changes proposed by AATK or changes in code requirements, or (3) periodic performance verification testing required to maintain existing approvals shall be paid by AATK. AATK will provide copies of results of these tests to HMI c/o Compliance Program Manager within 30 days of AATK's receipt of the report(s). Any administrative, testing and/or engineering/consulting costs to attain new or re-approvals as a result of the above conditions shall also be paid by AATK.

13.     Exclusivity

        13.1 During the term of this Agreement, HMI shall not purchase, distribute, or enter into a marketing alliance arrangement with any other supplier of slip-fit telecommunication frames for Ethospace and/or Systems Bridge unless AATK fails to meet then-current TIA, EIA, and/or other US or International codes, standards, and/or performance requirements. HMI retains the rights to sell, augment, develop, and/or form alliances to advance their telecommunications product offering with new technologies and products beyond the scope of this Agreement.

        13.2 AATK, for the duration of this Agreement, and for one (1) year thereafter if this Agreement is terminated or canceled by AATK or if this Agreement is terminated by HMI for cause as described in
               10.2 above, will not market or sell any competitive slip-fit zone distribution telecommunication frame products competitive to HMI. This includes telecommunication connectivity frame products for frame and tile-type, Systems Bridge-like, and panel systems furniture products.

        13.3 If AATK, at some future date, should expand its product offerings to include other building infrastructure and sub-architectural products, it will provide to HMI a Right at First Refusal to add those products to this Marketing Agreement with similar terms.

14.     Product Warranty

        14.1 AATK will warrant all Ethocom and Comdeck products sold by them for twenty years (20) as specified in AATK terms and conditions of warranty.

        14.2 HMI will warrant all Ethospace and Systems Bridge frames as specified in the terms and condition of current warranty where AATK products are installed, if done so by an authorized AATK Network provider.

15.     Confidentiality

        Unless disclosure is required to provide goods or perform services in connection with the parties' relationship, or is required by law, neither party, its agents, employees, or subcontractors may, at any time during or after this Agreement, without the other party's express written consent, publish or disclose to any person or legal entity, or use, directly or indirectly, any confidential or proprietary information of the other that is obtained during the course of the relationship, for its own benefit or the benefit of any other.

16.     Year 2000 Warranty

        AATK shall ensure that its systems are fully "Year 2000 Compliant"; shall operate and produce data on and after January 1, 2000, accurately and without delay, interruption, or error; and shall accept, calculate, process, maintain, and output accurately and without delay, interruption or error, all times or dates, or both, whether before, on, or after 12:00am on January 1, 2000 including taking into account that such year is a leap year.

17.     Survival

        The following sections and exhibits of this agreement shall survive any termination of this Agreement: 9.4, 14. - Product Warranty, and 15. - Confidentiality

18.     Merger Modification Waiver

        This Agreement contains the entire agreement of the parties with respect to its object matter and supersedes all prior and written agreements. No change or modification of this Agreement shall be valid unless it is in writing and signed by both parties. The waiver by either party of any breach or failure hereunder shall not be considered as a waiver of the same breach or failure on any subsequent occasion or of the breach or failure of any other term, covenant, or condition hereunder.

19.     Assignability

        Neither party shall have the right to assign its interest in this Agreement without the written consent of the other party.

20.     Invalid Provision

        The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions, and the Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

21.     Applicable Laws

        This Agreement shall be governed and construed in accordance with the laws of the State of Michigan.

22.     Captions

        The captions of the several sections and subsections of this Agreement are made for convenient reference and shall not modify or amend the expressed terms of this Agreement.

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


23.     Execution and Counterpart

        This Agreement may be executed in any number of counterparts, each of which shall be taken to be an original.

24.     Benefit

        This Agreement shall be binding upon and inure to the benefit of the parties' respective successors and assigns.

In witness of which, the parties have executed this Marketing Alliance
Agreement.

Herman Miller, Inc.                           American Access Technologies

By: s/ C. Kent Gawart                         By s/ John E. Presley
    --------------------------------             ------------------
Title: Director of Product Marketing         Title President

Date: 8/3/99                                 Date: 8/03/99

                                    EXHIBIT 1

                   Pricing to AATK for Systems Bridge Product
================================================================================
        Pursuant to paragraph 2.4, Herman Miller establishes the following discounts from current list prices, as established from time to time, for AATK to purchase Products for resale to the Competitive Local Exchange Carrier (CLEC) market.


         Product Description             Product Number              Discount
         -------------------             --------------              --------

                                    EXHIBIT 2

                                 AATK Price List
================================================================================
        Pursuant to paragraph 4.2, AATK establishes the following list prices for its products effective June 1, 1999:


           ----------------------------------------------------------------
           ETHOCOM                      SIZE         NET         LIST
           ----------------------------------------------------------------
           ----------------------------------------------------------------
                                        38x24        150         195
           ----------------------------------------------------------------
                                        38x30        163         211
           ----------------------------------------------------------------
                                        38x36        175         228
           ----------------------------------------------------------------
                                        38x42        188         244
           ----------------------------------------------------------------
                                        38x48        200         260
           ----------------------------------------------------------------
                                        54x24        213         276
           ----------------------------------------------------------------
                                        54x30        225         293
           ----------------------------------------------------------------
                                        54x36        238         309
           ----------------------------------------------------------------
                                        54x42        250         325
           ----------------------------------------------------------------
                                        54x48        263         341
           ----------------------------------------------------------------
                                        70x24        275         358
           ----------------------------------------------------------------
                                        70x30        288         374
           ----------------------------------------------------------------
                                        70x36        300         390
           ----------------------------------------------------------------
                                        70x42        313         406
           ----------------------------------------------------------------
                                        70x48        325         423
           ----------------------------------------------------------------
                                        86x24        338         439
           ----------------------------------------------------------------
                                        86x30        350         455
           ----------------------------------------------------------------
                                        86x36        363         471
           ----------------------------------------------------------------
                                        86x42        375         488
           ----------------------------------------------------------------
                                        86x48        400         520
           ----------------------------------------------------------------
           COMDECK                      41x48        900         1,170
           ----------------------------------------------------------------
                                        55x48        1,080       1,400
           ----------------------------------------------------------------
                                        69x48        1,260       1,640
           ----------------------------------------------------------------


        Prices are FOB AATK plant and must be stock design. Specials are available but must be designed and quoted separately.

                                  Exhibit 10.0

                               Lucent Technologies
                              Bell Labs Innovations

            Global Commercial Mkts, Engrg. Lucent Technologies, Inc.
                             6701 Roswell Road, N.E.
                                Atlanta, GA 30328

MAY 19, 1999

AMERICAN ACCESS
TECHNOLOGIES, INC. TM
238 N. Westmonte
Suite 210
Altamonte Springs, Fl. 32714

Attn: Richard Murray - Executive Vice President

Dear Richard,

This is to confirm our telephone conversation May 18, 1999 concerning our working relationship.

PATHMAX will continue to comcode AAT material as developing projects dictate. Material that has been comcoded is available for order through the same sales channels as all PATHMAX Products. This means that Lucent's sales representatives, Value Added Resellers, Distributors and any others who sell SYSTIMAX products, will be able to order AAT products via PATHMAX Comcodes - Merchandise Class.

PATHMAX will support zone solutions that include the use of AAT products in conjunction, and in addition, to our standard cable delivery methods.

AAT's proposal to develop and produce a catalogue illustrating the AAT comcoded products that will be available as PATHMAX solutions is acceptable. You will provide us a rough draft of the catalogue for input. Printing and distribution can be determined as our strategy is more clearly defined.

Thank you for all your efforts in making this happen.

s/ Gerald Darnell
Lucent Technologies
North American Emerging Markets
PATHMAX